FORM OF LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

REGARDING THE OFFER BY

THE CHINA FUND, INC.

To Purchase for Cash

up to 30% of the Fund’s Outstanding

Shares of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON FEBRUARY 4, 2019, UNLESS THE OFFER IS EXTENDED (“TERMINATION DATE”)

THIS OFFER IS BEING EXTENDED TO ALL STOCKHOLDERS OF THE CHINA FUND, INC. AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND’S OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.

January 4, 2019

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The China Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company (the “Fund”), to purchase up to 30% of the Fund’s issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), upon the terms and conditions set forth in its Offer to Repurchase dated January 4, 2019 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 99% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange on February 5,2019, or the business day following such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Stockholders a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal. However, if a W-9 or other identification and certification to establish an exemption from backup withholding is not provided there may be backup withholding. See Section 8, “U.S. Federal Income Tax Consequences of the Offer” of the Offer to Repurchase and Instruction 12, “Backup Withholding,” of the Letter of Transmittal.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	A letter to Stockholders of the Fund from Gary L. French, Chairman of the Fund;

2.	The Offer to Repurchase dated January 4, 2019;

3.	The Letter of Transmittal for your use and to be provided to your clients;

4.	Notice of Guaranteed Delivery;

5.	Form of letter to clients that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

6.	Return envelope addressed to Computershare Trust Company, N.A. (the “Depositary”).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Fund’s Offer to Repurchase under Section 3, “Procedure for Tendering Shares,” tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, a commercial bank, credit union, savings association or trust company having an office, branch or agency in the United States, or other entity which is a member in good standing of a stock transfer association’s approved medallion program; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

Neither the Fund nor its Board of Directors makes any recommendation to any Stockholder as to whether to tender any Shares.

For additional information or copies of the enclosed material, please contact AST Fund Solutions, LLC, the Fund’s Information Agent, at 888-644-6071 (toll free) or 201-806-7301 (collect call)].

Very truly yours,

Gary L. French
Chairman of The China Fund, Inc.

THE CHINA FUND, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE CHINA FUND, INC., THE INFORMATION AGENT, OR THE DEPOSITARY OR AUTHORIZES YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.